Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192331

KBS STRATEGIC OPPORTUNITY REIT II, INC.
SUPPLEMENT NO. 14 DATED SEPTEMBER 28, 2016
TO THE PROSPECTUS DATED FEBRUARY 17, 2016

This document supplements, and should be read in conjunction with, the prospectus of KBS Strategic Opportunity REIT II, Inc. dated February 17, 2016, as supplemented by supplement no. 5 dated April 26, 2016, supplement no. 11 dated July 15, 2016, supplement no. 12 dated August 4, 2016 and supplement no. 13 dated August 15, 2016. As used herein, the terms “we,” “our” and “us” refer to KBS Strategic Opportunity REIT II, Inc. and, as required by context, KBS Strategic Opportunity Limited Partnership II, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the declaration of a one-time cash distribution and the declaration of a one-time stock dividend.
Cash Distribution Declared
On September 27, 2016, our board of directors declared a one-time cash distribution in the amount of $0.05 per share on the outstanding shares of all classes of our common stock to stockholders of record as of the close of business on September 27, 2016, which we expect to pay on or about October 5, 2016. This cash distribution is in addition to the previously declared cash distribution for the month of September 2016. Investors may choose to receive cash distributions or purchase additional shares through our dividend reinvestment plan.
Stock Dividend Declared
Also on September 27, 2016, our board of directors authorized a one-time stock dividend in the amount of 0.015 shares of common stock on each outstanding share of common stock to all common stockholders of record as of the close of business on September 27, 2016. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend. We expect to issue this stock dividend on or about October 6, 2016. This stock dividend is in addition to the previously authorized stock dividend for the month of September 2016, with a record date as of the close of business on September 30, 2016.

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